Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verisity Ltd. 2000 Israeli Share Option Plan, as amended, of our report dated January 15, 2002, with respect to the consolidated financial statements of Verisity Ltd. included in its Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission on March 26, 2002.

/s/ Ernst & Young LLP

Palo Alto, California
May 7, 2002